EXHIBIT 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

1895 Bancorp of Wisconsin, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Aggregate Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	Rules 457(c) and 457(h)	407,330(1)	$9.94	$4,048,860.20(2)	0.0000927	$375.33
Equity	Common stock, $0.01 par value per share	Rule 457(h)(1)	88,550(3)	$9.91	$877,530.50	0.0000927	$81.35
Total Offering Amounts					$4,926,390.70		$456.68
Total Fees Previously Paid					̶		̶
Total Fee Offsets					̶		̶
Net Fee Due					$4,926,390.70		$456.68

(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the 1895 Bancorp of Wisconsin, Inc. 2022 Equity Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of 1895 Bancorp of Wisconsin, Inc. pursuant to 17 C.F.R. Section 230.416(a).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act. Based on the average of the high and low prices of the Company’s common stock as reported on the Nasdaq Global Select Market on August 26, 2022.

(3)
Represents the number of shares of common stock currently reserved for issuance for options that were granted on August 27, 2022, but have not been exercised by the recipient pursuant to the Equity Plan.